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                                                                  Exhibit 11


                  UNION CARBIDE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
               (In millions of dollars except per share amounts)

                                                        Quarter Ended June 30,
                                                            1997         1996
Earnings Per Share - Primary
  Net Income                                              $  191       $  173
  Less:  Preferred stock dividend                              3            3
         Appreciation on redeemed preferred stock              6            -
  Net income for primary income calculation               $  182       $  170

  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding    124,687,095  133,389,682
      Dilutive effect of stock options                   4,074,872    4,593,584
                                                       128,761,967  137,983,266

  Earnings per share - primary                            $ 1.41       $ 1.23


Earnings Per Share - Fully Diluted

  Net income for primary income calculation               $  182       $  170
  Add back:  Preferred stock dividend                          3            3
  Net income for fully diluted income calculation         $  185       $  173

  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding    124,687,095  133,389,682
      Dilutive effect of stock options                   4,074,872    4,593,584
      Shares issuable upon conversion of UCC
        convertible preferred stock                     15,593,263   16,134,750
                                                       144,355,230  154,118,016

  Earnings per share - fully diluted                      $ 1.28       $ 1.12


                                                      Six Months Ended June 30,
                                                            1997         1996
Earnings Per Share - Primary
  Net Income                                              $  348       $  330
  Less:  Preferred stock dividend                              6            6
         Appreciation on redeemed preferred stock             12            -
  Net income for primary income calculation               $  330       $  324

  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding    125,542,213  133,946,048
      Dilutive effect of stock options                   4,153,873    4,667,864
                                                       129,696,086  138,613,912

  Earnings per share - primary                            $ 2.54       $ 2.34


Earnings Per Share - Fully Diluted

  Net income for primary income calculation               $  330       $  324
  Add back:  Preferred stock dividend                          6            6
  Net income for fully diluted income calculation         $  336       $  330

  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding    125,542,213  133,946,048
      Dilutive effect of stock options                   4,202,843    4,667,864
      Shares issuable upon conversion of UCC
        convertible preferred stock                     15,722,461   16,167,454
                                                       145,467,517  154,781,366

  Earnings per share - fully diluted                      $ 2.31       $ 2.13

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